Exhibit 21

LIST OF SUBSIDIARIES OF CITIZENS FINANCIAL CORP.

Citizens Financial Corp., the registrant herein, certifies that it has one wholly-owned subsidiary as of December 31, 2005 which is Citizens National Bank of Elkins, Randolph County, West Virginia, a national banking association incorporated in the state of West Virginia.